Newell Rubbermaid Promotes Eduardo Senf
to President of International

Strengthens focus on geographic penetration and share gains

ATLANTA, Dec. 9, 2009 – Newell Rubbermaid (NYSE: NWL) today moved to further streamline and focus the execution of its global growth strategy by promoting Eduardo Senf to President, Newell Rubbermaid International, beginning Jan. 1. Senf, age 50, is currently President of Newell Rubbermaid Latin America. This newly created position is the consolidation of two current positions that encompass all regions outside N. America. Senf will be responsible for managing regional operations and driving new revenue expansion.

“Eduardo is a dynamic leader with a proven ability to grow brands in challenging international markets and an exceptional ability to inspire employee followership,” said Mark Ketchum, President and Chief Executive Officer of Newell Rubbermaid. “Eduardo is the right executive to take our global growth strategy to the next level.”

In the company’s Europe, Middle East, Africa (EMEA) and Asia-Pacific (APAC) regions, Senf will succeed Magnus Nicolin, who is leaving Newell Rubbermaid to pursue other interests. During his three years at the company, Nicolin is credited with laying the foundation for the company’s EMEA regional platform, aligning it with Newell Rubbermaid’s overall global vision and positioning it for future growth.

“We thank Magnus for his contributions to Newell Rubbermaid and we wish him well in his new endeavors,” Ketchum said.

Senf joined Newell Rubbermaid in 2004 as President of the company’s Rubbermaid and Irwin businesses in Latin America and the Caribbean. He led the region to achieve double-digit income growth while strengthening the company’s Latin America platform through aggressive branding campaigns and channel marketing. He was named President of Newell Rubbermaid Latin America in Jan. 2008. A native of Brazil, Senf has dual bachelor’s degrees in mechanical engineering and production engineering from Faculdade de Engenharia Industrial — FEI in Sao Paulo. He completed his postgraduate studies in finance and business at the University of Anahuac in Mexico.

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with sales of approximately $6 billion and a strong portfolio of brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Technical ConceptsTM and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell Vice President, Investor Relations +1 (770) 418-7723	David Doolittle Vice President, Corporate Communications +1 (770) 418-7519